Exhibit 10.54

EXECUTION COPY

LAUREATE EDUCATION, INC.

EXECUTIVE RETENTION AGREEMENT

This Executive Retention Agreement (the “Agreement”) is made and entered into by and between Ricardo Berckemeyer (the “Executive”) and Laureate Education, Inc., a Maryland corporation (the “Company”), effective as of September 1, 2015 (the “Effective Date”).

RECITAL

WHEREAS, as of the Effective Date Executive serves as the Company’s Chief Executive Officer, Latin America Region, reporting to the Company’s President and Chief Operating Officer.

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to provide the Executive with separation pay upon an involuntary termination of his employment by the Company during the term of this Agreement, to provide him enhanced financial security and an incentive to remain with the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.                                      Term of Agreement.  This Agreement is effective as of the Effective Date and will terminate upon the earliest to occur of: (i) September 1, 2017; (ii) the termination of this Agreement upon mutual written agreement of the Executive and the Company; and (iii) the date that all of the obligations of the parties hereto with respect to this Agreement have been satisfied.

2.                                      At-Will Employment.  The Company and the Executive acknowledge that the Executive’s employment is and will continue to be at-will, as defined under applicable law.

3.                                      Severance Benefit.

(a)                                 If, during the period beginning on the Effective Date and ending on September 1, 2017, the Company terminates the Executive’s employment without Cause (as defined below) or the Executive terminates employment with Good Reason (as defined below), then, on the date that is sixty (60) days after the Executive’s termination of employment, subject to the Company’s receipt by that date of an executed and irrevocable release of claims for the benefit of the Company and its affiliates in the form provided by the Company, the Company will pay to the Executive a lump sum cash payment in an amount equal to the sum of (i) a full year of the Executive’s annual base salary at the rate in effect at the time of his termination of employment, and (ii) an amount in cash equal to his annual bonus target in effect at the time of such termination, minus applicable taxes and withholdings. For the avoidance of doubt, Executive’s annual base salary and annual bonus target as of the Effective Date is set forth in Exhibit A attached hereto.

(b)                                 For purposes of this Agreement: (i) “Cause” means (1) gross negligence or willful malfeasance by the Executive in connection with the performance of his duties with respect to the Company, (2) conviction of, or pleading guilty or nolo contendere to any felony, (3) theft, embezzlement, fraud or other similar conduct by the Executive in connection with the performance of his duties with the Company, or (4) a willful and material breach of any other applicable agreements with the Company including, without limitation, engaging in any action in breach of any applicable restrictive covenants; and (ii) “Good Reason” means, without the consent of the Executive, (1) a reduction in base salary (other than a general reduction in base salary that affects all similarly situated employees), (2) a substantial diminution in the Executive’s title, duties and responsibilities as in effect on the Effective Date, or, if such title, duties or responsibilities are enhanced after such date, the level as enhanced, in any case other than any isolated, insubstantial and inadvertent action by the Company that is not in bad faith, or (3) a transfer of the Executive’s primary workplace by more than fifty (50) miles from his or her current workplace; provided, however, that in any event, such conduct is not cured within ten (10) business days after the Executive gives the Company notice of such event.

(c)                                  The Executive agrees that as a condition to receipt and retention of the severance pay in Section 3(a), he will continue to comply with the Company’s Confidentiality, Non-Disclosure, and Covenant Not to Compete Agreement.  The Executive will forfeit all rights to the severance and will be required to repay the severance upon demand by the Company upon violation of any term of such restrictive covenants agreement.

(d)                                 If the Executive’s employment with the Company terminates (i) voluntarily by the Executive, (ii) for Cause by the Company (or any parent or subsidiary of the Company), or (iii) due to death or disability, then the Executive will not be entitled to receive the severance described in this Section 3.

(e)                                  The Executive will not be entitled to severance upon termination of employment under any plan, policy, or arrangement of the Company or any affiliate, other than as expressly set forth in this Section 3.

(f)                                   The severance pay pursuant to this Agreement is intended to be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and official guidance promulgated thereunder (“Section 409A”) pursuant to the “short-term deferral” exemption.  Notwithstanding the foregoing, the Company shall have no liability or obligation with respect to the tax treatment of any payment hereunder.

4.                                      Limitation on Payments.

(a)                                 In the event that the severance and other benefits provided for in this Agreement or otherwise payable to the Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Code (“Section 280G Payments”) and (ii) but for this Section 4, would be subject to the excise tax imposed by Section 4999 of the Code, then the Executive’s severance benefits under this Agreement will be either: delivered in full, or delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

(b)                                 If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, the payments and benefits shall be reduced in the following order: (A) a pro rata reduction of (i) cash payments that are subject to Section 409A as deferred compensation and (ii) cash payments not subject to Section 409A; (B) a pro rata cancellation of (i) accelerated vesting of stock and other equity-based awards that are subject to Section 409A of the Code as deferred compensation and (ii) stock and other equity-based awards not subject to Section 409A; and (C) a pro rata reduction of (i) employee benefits that are subject to Section 409A as deferred compensation and (ii) employee benefits not subject to Section 409A.  In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s equity awards.

(c)                                  Unless the Company and the Executive otherwise agree in writing, any determination required under this Section 4 will be made in writing by an independent firm, chosen by the Company (the “Firm”), whose determination will be conclusive and binding upon the Executive and the Company for all purposes.  For purposes of making the calculations required by this Section 4, the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Executive will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section. The Company will bear all costs the Firm may reasonably incur in connection with any calculations contemplated by this Section 4.

(d)                                 The Company may solicit the stockholders of the Company for approval of any Section 280G Payments pursuant to Section 280G(b)(5)(B) of the Code, so that such payments and benefits may not constitute Section 280G Payments, unless the Company determines in good faith that it would be adverse to the interests of the Company or its stockholders to do so.

5.                                      The Company’s Successors.  Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession.

6.                                      Executive’s Successors. The terms of this Agreement and all rights of the Executive hereunder will inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.                                      Notice.  Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices will be addressed to him at the home address which he most recently communicated to the Company in writing.  In the case of the Company, mailed notices will be addressed to its corporate headquarters, and all notices will be directed to the attention of its General Counsel.

8.                                      Arbitration.  Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in Baltimore, Maryland, in accordance with the employment arbitration rules then in effect of the American Arbitration Association (the “Rules”).  The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The arbitrator(s) shall apply Maryland law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law.  The Executive hereby consents to the personal jurisdiction of the state and federal courts located in Maryland for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.  The Executive understands that nothing in this Section modifies Executive’s at-will employment status.  Either the Executive or the Company can terminate the employment relationship at any time, with or without Cause.

9.                                      Waiver.  No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.

10.                               Headings.  All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

11.                               Entire Agreement.  This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter described herein.  The Executive acknowledges and agrees that this Agreement encompasses all the rights of the Executive to any severance pay based on termination of employment, and the Executive hereby agrees that he has no such rights except as stated herein.

12.                               Choice of Law.  The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Maryland (with the exception of its conflict of laws provisions).

13.                               Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.

14.                               Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

15.                               Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

LAUREATE EDUCATION, INC.

By:	/s/ Robert W. Zentz

Its: Senior Vice President, General Counsel
and Secretary

Date: February 25, 2016

EXECUTIVE

/s/ Ricardo Berckemeyer
Ricardo Berckemeyer

Date: February 25, 2016

Exhibit A

Ricardo Berckemeyer

Current Cash Compensation Detail

As of September 1, 2015

1.                                      Annual base salary: $682,906.25.

2.                                      Annual bonus targeted at 120% of annual base salary.